Exhibit 99.1
DEBT COVENANT COMPLIANCE
AS OF APRIL 30, 2010
Consolidated Adjusted EBITDA:

(in 000s)	LTM(i)	Q1 FY10	Q2 FY10	Q3 FY10	Q4 FY10
Net Gain (Loss)	$(8,484)	$(8,546)	$697	$(747)	$112
Add Back:
Depreciation and Amortization	5,725	1,232	1,361	1,485	1,647
Income Tax Provision (Benefit )	(2,844)	(606)	(923)	(1,124)	(191)
Interest Charges	2,374	964	474	468	468
Non-Cash Charges	3,380	163	622	1,742	853
Allowable Add backs Pursuant to Credit Facility
Agreement, as amended	5,724	5,698	71	(51)	6

Consolidated Adjusted EBITDA	$5,875	$(1,095)	$2,302	$1,773	$2,895

I. Consolidated Leverage Ratio
A. Total Long-Term Obligations and Notes Payable (ii)	$5,057
B. Consolidated Adjusted EBITDA	$5,875
C. Consolidated Leverage Ratio (Line I.A ÷ Line I.B)	0.86
Maximum Permitted	3.35x to 1
II. Liquidity Test
Book Value of Consolidated Accounts Receivable at 65%	$23,237
Book Value of Consolidated Inventory at 40%	$9,001

A.	$32,238
B. Total Long-Term Obligations and Notes Payable (ii)	$5,057
(Line II.A) must be greater than (Line II. B)	Yes

III. Consolidated Fixed Charge Coverage Ratio (i)
A. Consolidated Adjusted EBITDA
1 Consolidated Net Income	$(8,484)
2 Consolidated Interest Charges	$2,374
3 Provision for income taxes	$(2,844)
4 Depreciation expenses	$5,304
5 Amortization expenses	$421
6 Non-recurring non-cash reductions of Consolidated Net Income	$3,380
7 Allowable Add backs Pursuant to Credit Facility Agreement, as amended	$5,724
8 Consolidated Adjusted EBITDA (Lines III.A.1 + 2 + 3 + 4 + 5 + 6 + 7)	$5,875
B. Cash payments for taxes	$561
C. Maintenance Capital Expenditures	$2,000
D. Consolidated Interest Charges (except non-cash interest)	$932
E. Current portion of other long term debt (iii)	$61
F. Consolidated Fixed Charge Coverage Ratio ((Line III.A.8 - Line III.B — Line III.C) / (Line III.D + Line III.E)	3.3
Minimum required	1.2x to 1

Notes:

(i)	Last Twelve Months (Most Recent Four Fiscal Quarters)

(ii)	Includes letters of credit of $4.6 million and excludes subordinated debt

(iii)	Represents current portion of other long-term debt as of April 30, 2010